EXHIBIT 15

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/5/26 to 2/18/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
2/5/2026	Sell	131,090	15.11
2/6/2026	Sell	36,044	15.29
2/9/2026	Sell	96,973	15.55
2/10/2026	Sell	64,101	15.60
2/11/2026	Sell	156,858	15.60
2/12/2026	Sell	234,005	15.47
2/13/2026	Sell	50,600	15.22
2/17/2026	Sell	113,401	15.06
2/18/2026	Sell	45,888	15.11